Filed Pursuant to Rule 433

Registration No. 333-236846

Registration No. 333-236846-01

November 30, 2020

PRICING TERM SHEET

1.900% Medium-Term Notes due 2033
Issuer:	UDR, Inc.
Expected Ratings (Moody’s / S&P)*:	Baa1 (Stable) / BBB+ (Stable)
Security Title:	1.900% Medium-Term Notes due 2033
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Principal Amount:	$350,000,000
Maturity Date:	March 15, 2033
Coupon:	1.900%
Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2021
Price to Public:	99.578% of the principal amount
Denominations:	$2,000 and integral multiples of $1,000
Benchmark Treasury:	0.875% due November 15, 2030
Benchmark Treasury Price/Yield:	100-11 / 0.839%
Spread to Benchmark Treasury:	T+110 bps
Re-Offer Yield:	1.939%
Optional Redemption Provisions: Make-Whole Call: Par Call:	T+20 bps Redemption at par plus accrued and unpaid interest on or after December 15, 2032 as set forth in the preliminary pricing supplement
Trade Date:	November 30, 2020
Settlement Date:

December 14, 2020 (T+10); since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next succeeding seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.
CUSIP:	90265EAU4
ISIN:	US90265EAU47
Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. TD Securities (USA) LLC Truist Securities, Inc.
Co-Managers:

Citigroup Global Markets Inc.

PNC Capital Markets LLC

Regions Securities LLC

Wells Fargo Securities, LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

BNY Mellon Capital Markets, LLC

MUFG Securities Americas Inc.

Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of these documents may be obtained by contacting (i) BofA Securities, Inc., Toll-free: 1-800-294-1322, or by emailing dg.prospectus_requests@bofa.com; (ii) J.P. Morgan Securities LLC, Collect: 1-212-834-4533; or (iii) U.S. Bancorp Investments, Inc, Toll-free: 1 877-558-2607.